Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-145695) of Community Partners Bancorp of our report dated March 13, 2008, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Allentown, Pennsylvania
March 27, 2008